U.S. SECURITIES AND EXCHANGE COMMISSION
                                       Washington, D.C.  20549
FORM 3
                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


   	                 Filed pursuant to Section 16(a) of the Securities Exchange
                       Act of 1934, Section 17(a) of the Public Utility Holding
                       Company Act of 1935 or Section 30(h) of the Investment
                       Company Act of 1940

1. Name and Address of      2. Date of Event    4.Issuer Name and
Reporting Person            Requiring Statement Ticker or Trading Symbol
                            (Month/Day/Year)
Shepherd Benjamin    A.                         Lincoln Logs Ltd./LLOG
(Last)    (First) (Middle)  3/17/03                                                 6. If amendment, Date
                            3. IRS or           5. Relationship of Reporting 	      of Original (Month/Day/Year)
                              Social     		Person(s) to Issuer (Check
88 Garden Street              Security          all applicable)                     7. Individual or Joint/Group
   (Street)                   Number of         ___Director      ___10% Owner       Filing (Check Applicable Line)
                              Reporting         _X_Officer (give ___Other (specify
Cambridge  MA    02138        Person                title below)           below)   _X_Form filed by One Reporting Person
(City)   (State) (Zip)       (Voluntary)                                            ___Form filed by More than One Reporting
								VP-Corp. Development		         Person

Table I - Non-Derivative Securities Beneficially Owned

1.Title of Security    2.Amount of       3.Ownership      4.Nature of Indirect Beneficial
(Instr. 4)             Securities        Form: Direct     Ownership (Instr. 5)
                       Beneficially      (D) or Indirect
                       Owned (Instr. 4)  (I) (Instr. 5)




Common Stock           11,000            D


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Over)
Form 3 (continued)
Table II - Derivative Securities Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

____________________________________________________________________________

1.Title of    2.Date Exer-     3.Title and Amount     4.Conversion    5. Ownership     6.Nature of
  Derivative  cisable and      of Securities          or Exercise     Form of Deri-    Indirect
  Security    Expiration       Underlying Derivative  Price of Deri-  vative Sec-      Beneficial
  (Instr. 4)  Date (Month/     Security (Instr. 4)    vative Security urity: Direct    Ownership
              Day/Year)                                               (D) or Indirect  (Instr. 5)
                                                                      (I) (Instr. 5)

              Date    Expira-  Title      Amount or
              Exer-   tion                Number of
              cisable Date                Shares








______________________________________________________________________________
Explanation of Responses:



                                      /S/ Benjamin A. Shepherd   March 27, 2003
                                       -----------------------   --------------
**  Intentional misstatements or
omissions of facts constitute Federal
Criminal Violations.                   ** Signature of Reporting Person   Date
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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